EXHIBIT 4.2

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of June 18, 2013, among Oasis Midstream Services LLC (the "New Subsidiary Guarantor"), a subsidiary of Oasis Petroleum Inc., a Delaware corporation (the "Company"), the existing Subsidiary Guarantors (as defined in the Indenture referred to herein), the Company, and U.S. Bank National Association, as trustee under the Indenture referred to herein (the "Trustee"). The New Subsidiary Guarantor and the existing Subsidiary Guarantors are sometimes referred to collectively herein as the "Subsidiary Guarantors," or individually as a "Subsidiary Guarantor."

WITNESSETH

WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of November 10, 2011, by and between the Company and the Trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of November 10, 2011, and the Second Supplemental Indenture thereto, dated as of July 2, 2012, by and among the Company, the Subsidiary Guarantors parties thereto and the Trustee (the "Indenture"), providing for the issuance of the Company's 6.5% Senior Notes due 2021 and 6.875% Senior Notes due 2023 (together, the "Securities");

WHEREAS, Section 1117 of the Indenture obligates the Company to cause certain Restricted Subsidiaries to become Subsidiary Guarantors by executing a supplemental indenture as provided in such Section; and

WHEREAS, pursuant to Section1001 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the other Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.     AGREEMENT TO GUARANTEE. The New Subsidiary Guarantor hereby agrees, jointly and severally, with all other Subsidiary Guarantors, to fully and unconditionally Guarantee to each Holder and to the Trustee the Obligations, to the extent set forth in Article Sixteen of the Indenture and subject to the provisions thereof. The obligations of the Subsidiary Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article Sixteen of the Indenture and reference is hereby made to such Article for the precise terms of the Subsidiary Guarantees.

3. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INTDENTURE.

4.     COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

5.     EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.     THE TRUSTEE. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEW SUBSIDIARY GUARANTOR:

OASIS MIDSTREAM SERVICES LLC

By:	/s/ Thomas B. Nusz
Name:	Thomas B. Nusz
Title:	President and Chief Executive Officer

EXISTING SUBSIDIARY GUARANTORS:

OASIS PETROLEUM LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS WELL SERVICES LLC
OASIS PETROLEUM MARKETING LLC

By:	/s/ Thomas B. Nusz
Name:	Thomas B. Nusz
Title:	President and Chief Executive Officer

COMPANY:

OASIS PETROLEUM INC.

By:	/s/ Thomas B. Nusz
Name:	Thomas B. Nusz
Title:	President and Chief Executive Officer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Steven A. Finklea
Authorized Signatory